Exhibit 99.1

WEX Inc. Reports Third Quarter 2017 Financial Results

Total Revenue for the Quarter Increased 13%

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--November 1, 2017--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended September 30, 2017.

Third Quarter 2017 Financial Results

Total revenue for the third quarter of 2017 increased 13% to $324.0 million from $287.8 million for the third quarter of 2016. During the quarter, higher fuel prices positively impacted revenue by $8.0 million when compared to the prior year period.

Net earnings attributable to shareholders on a GAAP basis increased $14.3 million to $34.0 million, or $0.79 per diluted share, compared with $19.7 million, or $0.46 per diluted share, for the third quarter of 2016. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $61.5 million for the third quarter of 2017, or $1.43 per diluted share, up 14% from $1.25 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

"I am pleased to announce another strong quarter in which we delivered ahead of our expectations, making this our fifth quarter in a row with double digit revenue growth." said Melissa Smith, WEX’s president and chief executive officer. "Our growth engine remains strong, due to contributions from all of our business segments, and we are delivering against our strategic initiatives which have resulted in growing earnings and profitability."

Smith continued, "We continue to build upon our successful track record of competitive wins, reflecting the strength of our innovative product sets meeting customer needs in a diverse set of markets. I am particularly encouraged by the organic nature of our growth this quarter, which sets us up for a strong close to 2017."

Third Quarter 2017 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 11.0 million, an increase of 6% from the third quarter of 2016.
  Total fuel transactions processed increased 4% from the third quarter 2016 to 132.0 million. Payment processing transactions increased 7% to 110.0 million.
  Average expenditure per payment processing transaction was $69.87, which represents an increase of 9% from the third quarter of 2016.
  U.S. retail fuel price increased 12% to $2.51 per gallon from $2.24 per gallon in the third quarter of 2016.
  Total Travel and Corporate Solutions card purchase volume grew 21% to $8.7 billion, from $7.1 billion in the third quarter of 2016.
  Total Health and Employee Benefits Solutions purchase volume increased 9% to $955.7 million in the third quarter of 2017.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the full year 2017, the Company expects revenue in the range of $1.24 billion to $1.25 billion and adjusted net income in the range of $228 million to $231 million, or $5.31 to $5.38 per diluted share.
  For the fourth quarter of 2017, WEX expects revenue in the range of $317 million to $327 million and adjusted net income in the range of $60 million to $63 million, or $1.40 to $1.47 per diluted share.

"We continue to strengthen our underlying foundation for profitable growth. Through our debt refinancing finalized during the quarter, we stand to save an estimated $11 million of financing interest on an annual basis. This quarter we also added $100 million of capacity to our revolver, providing additional financial flexibility to help us navigate an evolving market. Importantly, our diligence and execution has started to pay off with regards to fraud losses from card skimming, which have continued to trend lower each month this quarter after hitting its high point last quarter, as we expected," said Roberto Simon, WEX's chief financial officer.

Fourth quarter 2017 guidance is based on an assumed average U.S. retail fuel price of $2.53 per gallon. The fuel price referenced above is based on the applicable NYMEX futures price. Our guidance assumes approximately 43 million shares outstanding for the fourth quarter.

The Company's guidance also assumes that fourth quarter 2017 fleet credit loss will range between 19 and 24 basis points.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on derivative instruments, net foreign currency remeasurement gains and losses, non-cash adjustments related to tax receivable agreement, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, an impairment charge, debt restructuring and debt issuance cost amortization, similar adjustments attributed to our non-controlling interest and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including but not limited to foreign currency exchange rates, unrealized gains and losses on derivative instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX historically used fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. Starting with the second quarter of 2016, there were no longer any fuel price related derivatives outstanding.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency translations and fuel prices for each of our operating segments for the three and nine months ended September 30, 2017 and 2016, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended September 30, 2017 and four preceding quarters. The Company is also providing selected segment revenue information for the three and nine months ended September 30, 2017 and 2016 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, November 1, 2017, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 90476316. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing 11 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 3,000 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: management’s expectations for future corporate performance; financial guidance; and, assumptions underlying the Company's financial guidance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions, including Electronic Funds Source LLC's operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's failure to successfully operate and expand ExxonMobil's European and Asian commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company’s information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2016, filed on Form 10-K with the Securities and Exchange Commission on March 6, 2017 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2017 filed with the Securities and Exchange Commission on May 8, 2017. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues
Payment processing revenue	$145,702	$146,182	$423,434	$383,319
Account servicing revenue	71,322	58,815	198,538	150,770
Finance fee revenue	50,879	36,138	136,336	92,348
Other revenue	56,099	46,621	160,935	101,184
Total revenues	324,002	287,756	919,243	727,621
Expenses
Salary and other personnel	92,321	76,706	261,717	206,778
Restructuring	4,639	2,531	6,799	7,626
Service fees	41,205	53,415	115,306	136,098
Provision for credit losses	19,614	9,489	47,927	19,849
Technology leasing and support	13,628	12,517	40,245	34,525
Occupancy and equipment	6,526	7,271	19,352	19,096
Depreciation and amortization	51,229	46,008	150,428	91,381
Operating interest expense	7,382	2,599	16,694	5,490
Cost of hardware and equipment sold	1,066	859	3,193	2,429
Impairment charge	—	—	16,175	—
Other expenses	22,669	21,793	69,351	57,018
Total operating expenses	260,279	233,188	747,187	580,290
Operating income	63,723	54,568	172,056	147,331
Financing interest expense	(25,754)	(35,064)	(81,449)	(87,040)
Net foreign currency gain	14,611	5,932	33,578	17,233
Net unrealized loss on interest rate swap agreements	(150)	—	(849)	—
Net realized and unrealized gain on fuel price derivatives	—	—	—	711
Non-cash adjustments related to tax receivable agreement	—	(168)	—	(168)
Income before income taxes	52,430	25,268	123,336	78,067
Income taxes	18,570	6,065	43,760	23,730
Net income	33,860	19,203	79,576	54,337
Less: Net loss from non-controlling interest	(111)	(493)	(886)	(1,013)
Net earnings attributable to shareholders	$33,971	$19,696	$80,462	$55,350
Net earnings attributable to WEX Inc. per share:
Basic	$0.79	$0.46	$1.87	$1.38
Diluted	$0.79	$0.46	$1.87	$1.38
Weighted average common shares outstanding:
Basic	43,014	42,788	42,963	40,126
Diluted	43,101	42,871	43,092	40,199

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$251,118	$190,930
Accounts receivable (net of allowances of $32,712 in 2017 and $20,092 in 2016)	2,595,371	2,054,701
Securitized accounts receivable, restricted	150,845	97,417
Income taxes receivable	12,904	10,765
Available-for-sale securities	23,584	23,525
Property, equipment and capitalized software (net of accumulated depreciation of $264,098 in 2017 and $228,336 in 2016)	185,350	167,278
Deferred income taxes, net	8,462	6,934
Goodwill	1,813,805	1,838,441
Other intangible assets (net of accumulated amortization of $375,004 in 2017 and $254,143 in 2016)	1,155,631	1,265,468
Other assets	344,058	341,638
Total assets	$6,541,128	$5,997,097
Liabilities and Stockholders’ Equity
Accounts payable	$849,326	$617,118
Accrued expenses	318,402	331,579
Deposits	1,091,530	1,118,823
Borrowed federal funds	28,462	—
Securitized debt	122,475	84,323
Revolving line of credit facilities and term loans, net	1,727,472	1,599,291
Deferred income taxes, net	149,605	152,906
Notes outstanding, net	396,085	395,534
Other debt	166,264	125,755
Amounts due under tax receivable agreement	38,375	47,302
Other liabilities	20,178	18,719
Total liabilities	4,908,174	4,491,350
Commitments and contingencies
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 47,349 shares issued in 2017 and 47,173 in 2016; 42,921 shares outstanding in 2017 and 42,841 in 2016	473	472
Additional paid-in capital	561,155	547,627
Non-controlling interest	8,446	8,558
Retained earnings	1,324,994	1,244,271
Accumulated other comprehensive loss	(89,772)	(122,839)
Treasury stock at cost; 4,428 shares in 2017 and 2016	(172,342)	(172,342)
Total stockholders’ equity	1,632,954	1,505,747
Total liabilities and stockholders’ equity	$6,541,128	$5,997,097

Exhibit 1
Reconciliation of GAAP Net Earnings Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders (in thousands, except per share data) (unaudited)

	Three Months Ended September 30,
	2017		2016
		per diluted share		per diluted share
Net earnings attributable to shareholders	$33,971	$0.79	$19,696	$0.46
Unrealized losses on derivative instruments	150	—	—	—
Net foreign currency remeasurement gain	(14,611)	(0.34)	(5,932)	(0.14)
Non-cash adjustments related to tax receivable agreement	—	—	168	—
Acquisition-related intangible amortization	38,510	0.89	33,855	0.79
Other acquisition and divestiture related items	1,006	0.02	13,100	0.31
Stock-based compensation	8,483	0.20	5,199	0.12
Restructuring and other costs	6,024	0.14	3,767	0.09
Debt restructuring and debt issuance cost amortization	4,287	0.10	9,106	0.21
ANI adjustments attributable to non-controlling interest	(207)	—	(339)	(0.01)
Tax related items	(16,130)	(0.37)	(25,214)	(0.59)
Adjusted net income attributable to shareholders	$61,483	$1.43	$53,406	$1.25

	Nine Months Ended September 30,
	2017		2016
		per diluted share		per diluted share
Net earnings attributable to shareholders	$80,462	$1.87	$55,350	$1.38
Unrealized losses on derivative instruments	849	0.02	5,007	0.12
Net foreign currency remeasurement gain	(33,578)	(0.78)	(17,233)	(0.43)
Non-cash adjustments related to tax receivable agreement	—	—	168	—
Acquisition-related ticking fees	—	—	30,045	0.75
Acquisition-related intangible amortization	114,603	2.66	59,066	1.47
Other acquisition and divestiture related items	3,380	0.08	19,694	0.49
Stock-based compensation	22,354	0.52	14,312	0.36
Restructuring and other costs	10,169	0.24	11,689	0.29
Impairment charge	16,175	0.38	—	—
Debt restructuring and debt issuance cost amortization	8,450	0.20	10,649	0.26
ANI adjustments attributable to non-controlling interest	(1,162)	(0.03)	(1,200)	(0.03)
Tax related items	(53,131)	(1.23)	(53,505)	(1.33)
Adjusted net income attributable to shareholders	$168,571	$3.91	$134,042	$3.33

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on derivatives, net foreign currency remeasurement gains and losses, non-cash adjustments related to tax receivable agreement, acquisition-related ticking fees, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributed to our non-controlling interest and certain tax related items. In addition, for the nine months ended September 30, 2017, we have excluded an impairment charge related to the insourcing of certain technology functions from a third party.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses adjusted operating income to allocate resources among our operating segments. The Company considers this measure integral because it excludes specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments, including fuel price related derivatives and interest rate swap agreements, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these derivative contracts.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, ticking fees, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In prior periods not reflected above, the Company has adjusted for goodwill impairments and acquisition related asset impairments. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring and other costs are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business.
  Impairment charge represents a non-cash asset write-off related to our strategic decision to in-source certain technology functions. This charge does not reflect recurring costs that would be relevant to our continuing operations. The Company believes that excluding this nonrecurring expense facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Debt restructuring and debt issuance cost amortization are non-cash items that are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, and the non-cash adjustments related to tax receivable agreement have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on Reported revenue:

Exhibit 2
Segment Revenue (in thousands) (unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended September 30,
	2017	2016	2017	2016	2017	2016	2017	2016
Reported revenue	$212,078	$184,758	$61,026	$63,315	$50,898	$39,683	$324,002	$287,756
FX impact (favorable) / unfavorable	(1,131)	—	(478)	—	(235)	—	(1,844)	—
PPG impact (favorable) / unfavorable	(8,020)	—	—	—	—	—	(8,020)	—

	Nine months ended September 30,
	2017	2016	2017	2016	2017	2016	2017	2016
Reported revenue	$603,205	$449,791	$163,739	$161,795	$152,299	$116,035	$919,243	$727,621
FX impact (favorable) / unfavorable	(684)	—	1,455	—	(2,813)	—	(2,042)	—
PPG impact (favorable) / unfavorable	(31,598)	—	—	—	—	—	(31,598)	—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earns revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

Segment Estimated Earnings Impact (in thousands) (unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended September 30,
	2017	2016	2017	2016	2017	2016
FX impact (favorable) / unfavorable	$(251)	$—	$(244)	$—	$(54)	$—
PPG impact (favorable) / unfavorable	(4,641)	—	—	—	—	—

	Nine months ended September 30,
	2017	2016	2017	2016	2017	2016
FX impact (favorable) / unfavorable	$(130)	$—	$277	$—	$(477)	$—
PPG impact (favorable) / unfavorable	(18,169)	—	—	—	—	—
Realized gain on hedge settlement	—	3,636	—	—	—	—

To determine the estimated earnings impact of FX, revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax and non-controlling interest where applicable.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interest and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)

	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016
Fleet Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	110,047	108,134	102,765	99,662	102,947
Gallons per payment processing transaction	26.4	26.9	27.0	27.4	27.0
Payment processing gallons of fuel (000s)	2,905,700	2,907,875	2,775,590	2,731,994	2,776,622
Average US fuel price (US$ / gallon)	$2.51	$2.41	$2.40	$2.30	$2.24
Average Australian fuel price (US$ / gallon)	$3.78	$3.65	$3.76	$3.50	$3.45
Payment processing $ of fuel (000s)	$7,688,750	$7,399,901	$7,080,117	$6,672,281	$6,593,406
Net payment processing rate	1.17%	1.18%	1.22%	1.23%	1.26%
Payment processing revenue (000s)	$90,270	$87,678	$86,262	$81,767	$83,132
Travel and Corporate Solutions – Payment Processing Revenue:
Purchase volume (000s)	$8,662,533	$7,676,935	$6,599,797	$6,351,741	$7,138,956
Net interchange rate	0.51%	0.52%	0.53%	0.71%	0.74%
Payment processing revenue (000s)	$44,177	$40,276	$34,875	$45,390	$52,551
Health and Employee Benefit Solutions:
Purchase volume (000s)	$955,652	$1,126,854	$1,347,219	$803,045	$875,598

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all transactions that use WEX corporate card products and virtual card products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)
Fleet Solutions
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$90,270	$83,132	$7,138	8.6%	$264,210	$216,133	$48,077	22.2%
Account servicing revenue	44,858	37,414	7,444	19.9%	122,238	90,400	31,838	35.2%
Finance fee revenue	40,773	33,230	7,543	22.7%	113,754	85,841	27,913	32.5%
Other revenue	36,177	30,982	5,195	16.8%	103,003	57,417	45,586	79.4%
Total revenues	$212,078	$184,758	$27,320	14.8%	$603,205	$449,791	$153,414	34.1%

Travel and Corporate Solutions
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$44,177	$52,551	$(8,374)	(15.9)%	$119,328	$130,372	$(11,044)	(8.5)%
Account servicing revenue	206	242	(36)	(14.9)%	528	852	(324)	(38.0)%
Finance fee revenue	87	115	(28)	(24.3)%	469	336	133	39.6%
Other revenue	16,556	10,407	6,149	59.1%	43,414	30,235	13,179	43.6%
Total revenues	$61,026	$63,315	$(2,289)	(3.6)%	$163,739	$161,795	$1,944	1.2%

Health and Employee Benefit Solutions
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$11,255	$10,499	$756	7.2%	$39,896	$36,814	$3,082	8.4%
Account servicing revenue	26,258	21,159	5,099	24.1%	75,772	59,518	16,254	27.3%
Finance fee revenue	10,019	2,793	7,226	258.7%	22,113	6,171	15,942	258.3%
Other revenue	3,366	5,232	(1,866)	(35.7)%	14,518	13,532	986	7.3%
Total revenues	$50,898	$39,683	$11,215	28.3%	$152,299	$116,035	$36,264	31.3%

CONTACT:
WEX Inc.
News media:
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com